ACCOUNTANT'S CONSENT


To the Stockholders and Board of Directors
PacificHealth Laboratories, Inc.


We consent to the use of our Independent Auditor's Report dated February 12, 1999, and accompanying financial statements of PacificHealth Laboratories, Inc. (the "Company") for the years ended December 31, 1998 and 1997, in the Company's Annual Report on Form 10K-SB for the year ended December 31, 1998, filed with the Securities and Exchange Commission.


SCHIFFMAN HUGHES BROWN
Certified Public Accountants
Blue Bell, Pennsylvania
March 26, 1999